Exhibit 99.1

Contacts:	Alex Abraham (media)	Anne-Marie Megela (investors)
	Alex.Abraham@kraftheinz.com	Anne-Marie.Megela@kraftheinz.com

KRAFT HEINZ REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS
Provides Full Year 2025 Outlook
Full Year Highlights
•Net sales decreased 3.0%; Organic Net Sales(1) decreased 2.1%
•Gross profit margin increased 120 basis points to 34.7%; Adjusted Gross Profit Margin(1) increased 100 basis points to 34.7%
•Operating income decreased 63.2%, driven by non-cash impairment losses of $3.7 billion; Adjusted Operating Income(1) increased 1.2%
•Diluted EPS was $2.26, down 2.2%; Adjusted EPS(1) was $3.06, up 2.7%
•Net cash provided by operating activities was $4.2 billion, up 5.2%; Free Cash Flow(1) was $3.2 billion, up 6.6%
•Return of capital to stockholders was $2.7 billion

Fourth Quarter Highlights
•Net sales decreased 4.1%; Organic Net Sales decreased 3.1%
•Gross profit margin increased 30 basis points to 34.1%; Adjusted Gross Profit Margin decreased 40 basis points to 34.4%
•Operating income decreased 103.1%, driven by non-cash impairment losses of $1.4 billion; Adjusted Operating Income decreased 0.3%
•Diluted EPS was $1.76, up 188.5%; Adjusted EPS was $0.84, up 7.7%

PITTSBURGH & CHICAGO – Feb. 12, 2025 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or the “Company”) today reported financial results for the fourth quarter and full year 2024.

“Although 2024 was a challenging year with our top line results coming in below our expectations, we remained disciplined in protecting profitability while driving industry-leading margins, generating strong cash flow, and returning $2.7 billion in capital to stockholders,” said Kraft Heinz CEO Carlos Abrams-Rivera.

“As we enter 2025, our focus remains on executing with excellence against our strategic pillars, where we know we have the right to win. We will leverage initiatives already set in motion, heading into the year with momentum across product innovation, our Brand Growth System to drive brand superiority, Away From Home new client wins, and incremental distribution points across Emerging Markets. Importantly, we are committed to making the necessary investments to drive top line improvement, while remaining disciplined.”

Abrams-Rivera concluded, “While we have much more work to do, I am confident in our strategy, our people, and our unique ownership-centric culture to drive consistent long-term profitable growth.”

Net Sales
In millions
	Net Sales			Organic Net Sales(1)
	December 28, 2024	December 30, 2023	% Chg vs PY	YoY Growth Rate	Price	Volume/Mix
For the Three Months Ended
North America	$4,968	$5,167	(3.9)%	(3.6)%	0.9 pp	(4.5) pp
International Developed Markets	913	948	(3.6)%	(4.0)%	0.0 pp	(4.0) pp
Emerging Markets(a)	695	745	(6.8)%	2.2%	4.2 pp	(2.0) pp
Kraft Heinz	$6,576	$6,860	(4.1)%	(3.1)%	1.0 pp	(4.1) pp

For the Year Ended
North America	$19,543	$20,126	(2.9)%	(2.8)%	1.4 pp	(4.2) pp
International Developed Markets	3,535	3,623	(2.4)%	(2.8)%	0.0 pp	(2.8) pp
Emerging Markets(a)	2,768	2,891	(4.3)%	4.0%	3.5 pp	0.5 pp
Kraft Heinz	$25,846	$26,640	(3.0)%	(2.1)%	1.4 pp	(3.5) pp
(a)    Emerging Markets represents the aggregation of our WEEM and AEM operating segments.

Net Income/(Loss) and Diluted EPS
In millions, except per share data
	For the Three Months Ended			For the Year Ended
	December 28, 2024	December 30, 2023	% Chg vs PY	December 28, 2024	December 30, 2023	% Chg vs PY
Gross profit	$2,245	$2,317	(3.1)%	$8,968	$8,926	0.5%
Operating income/(loss)	(40)	1,300	(103.1)%	1,683	4,572	(63.2)%
Net income/(loss)	2,132	757	181.7%	2,746	2,846	(3.5)%
Net income/(loss) attributable to common shareholders	2,131	757	181.5%	2,744	2,855	(3.9)%
Diluted EPS	$1.76	$0.61	188.5%	$2.26	$2.31	(2.2)%

Adjusted EPS(1)	0.84	0.78	7.7%	3.06	2.98	2.7%
Adjusted Operating Income(1)	$1,385	$1,389	(0.3)%	$5,360	$5,297	1.2%

FY 2024 Financial Summary
•Net Sales decreased 3.0 percent versus the year-ago period to $25.8 billion, including an unfavorable 0.7 percentage point impact from foreign currency, and a negative 0.2 percentage point impact from divestitures. Organic Net Sales(1) decreased 2.1 percent versus the prior year period. Price increased 1.4 percentage points versus the prior year period, with increases in the North America and Emerging Markets segments, while International Developed Markets was flat. Favorable price was primarily due to pricing taken in certain categories to mitigate higher input costs. Volume/mix declined 3.5 percentage points versus the prior year period, with declines in North America and International Developed Markets, partially offset by volume/mix growth in Emerging Markets. Unfavorable volume/mix was primarily driven by continued shifts in consumer behavior due to economic uncertainty and a decline in Lunchables.
•Operating income/(loss) decreased 63.2 percent versus the year-ago period to $1.7 billion as a result of non-cash impairment losses that were $3.0 billion higher in the current year period. The remaining change to operating income/(loss) was an increase of $118 million due to factors noted in Adjusted Operating Income. Adjusted Operating Income(1) increased 1.2 percent versus the year-ago period to $5.4 billion, primarily driven by higher pricing, lower variable compensation expense, and the beneficial impact from our efficiency initiatives, primarily in procurement and logistics. These factors more than offset unfavorable volume/mix, increased manufacturing expenses due, in part, to increased labor costs, increased SG&A due to investments in technology, and an unfavorable impact from foreign currency (0.4 pp).
•Diluted EPS was $2.26, down 2.2 percent versus the prior year period, primarily driven by higher non-cash impairment losses in the current year period. This more than offset a favorable impact from the tax rate in the current period, driven by the recognition of a $3.0 billion non-U.S. deferred tax asset and associated valuation allowance of $0.6 billion related to the transfer of certain business operations to a wholly-owned subsidiary in the Netherlands. Adjusted EPS(1) was $3.06, up 2.7 percent versus the prior year period, primarily driven by higher Adjusted Operating Income, fewer shares outstanding, and favorable changes in other expense/(income), which more than offset higher taxes on adjusted earnings.
•Net cash provided by/(used for) operating activities was $4.2 billion, up 5.2 percent versus the year-ago period. The increase was primarily due to lapping the prior year cash payments associated with the settlement of the consolidated securities class action lawsuit and the current year conversion of certain assets related to the U.S. postretirement medical plan to cash, which were partially offset by higher cash outflows for variable compensation in the 2024 period compared to the 2023 period and increased cash taxes. Free Cash Flow(1) was $3.2 billion, up 6.6 percent versus the prior year period driven by the same net cash provided by/(used for) operating activities discussed above.
•Capital Return: In fiscal year 2024, the Company paid $1.9 billion in cash dividends and repurchased $988 million of common stock. Of the $988 million in share repurchases in 2024, $800 million were repurchased under the Company’s publicly announced share repurchase program and $188 million were purchased to offset the dilutive effect of equity-based compensation. As of Dec. 29, 2024, the Company had remaining authorization to repurchase approximately $1.9 billion of common stock under the publicly announced share repurchase program.

Q4 2024 Financial Summary
•Net sales decreased 4.1 percent versus the year-ago period to $6.6 billion, including a negative 0.8 percentage point impact from foreign currency, and a negative 0.2 percentage point impact from divestitures. Organic Net Sales(1) decreased 3.1 percent versus the prior year period. Price increased 1.0 percentage points versus the prior year period, driven by increases in the North America and Emerging Markets segments, with flat pricing in International Developed Markets. Favorable price was primarily due to pricing taken in certain categories to mitigate higher input costs. Volume/mix declined 4.1 percentage points versus the prior year period, with declines in each reportable segment. Unfavorable volume/mix was primarily driven by continued shifts in consumer behavior due to economic uncertainty and a decline in U.S. Away From Home.
•Operating Income decreased 103.1 percent versus the year-ago period to $(40) million as a result of non-cash impairment losses of $1.4 billion in the current year period. This impairment charge was largely due to an intangible asset impairment on the Oscar Mayer brand. The remaining change to operating income/(loss) was an increase of $47 million driven by higher unrealized losses on commodity hedges in the prior year. Adjusted Operating Income(1) decreased 0.3 percent versus the year-ago period to $1.4 billion, primarily driven by unfavorable volume/mix, increased expenses in procurement and manufacturing due, in part, to increased labor costs, and an unfavorable impact from foreign currency (0.2 pp). These factors were partially offset by lower variable compensation expense, higher pricing, and the beneficial impact from our efficiency initiatives, primarily in procurement.
•Diluted EPS was $1.76, up 188.5 percent versus the prior year period, primarily driven by the recognition of a $3.0 billion non-U.S. deferred tax asset and associated valuation allowance of $0.6 billion related to the transfer of certain business operations to a wholly-owned subsidiary in the Netherlands. Adjusted EPS(1) was $0.84, up 7.7 percent versus the prior year period, primarily driven by lower taxes on adjusted earnings and fewer shares outstanding.
Outlook
For fiscal year 2025, the Company expects:
•Organic Net Sales(1)(2) flat to down 2.5 percent versus the prior year. The Company expects sequential improvement in Organic Net Sales throughout each quarter in 2025, with a flat to slightly positive contribution from price throughout the year.
•Constant Currency Adjusted Operating Income(1)(2) down 1 percent to down 4 percent versus the prior year. This includes the impact of lapping lower variable compensation in 2024, which is an approximate 210 basis point headwind. This also contemplates an Adjusted Gross Profit Margin(1)(2) that is expected to be flat to slightly expand versus the prior year.

•Adjusted EPS(1)(2) in the range of $2.63 to $2.74. The Company expects an effective tax rate on Adjusted EPS to be approximately 26 percent, which reflects an approximate $0.23 cent headwind year-over-year. This increase in the effective tax rate is primarily driven by the impact of several countries enacting the global minimum tax regulations, partially offset by the annual benefit related to the transfer of certain business operations completed in the fourth quarter of 2024. Additionally, the Company expects interest expense to be approximately $900 million and other expense/(income) to be approximately ($140) million for the full year. This guidance does not reflect any impact from future potential share repurchases.
•Free Cash Flow(1)(2) flat versus the prior year, with Free Cash Flow Conversion(1)(2) of approximately 95 percent. This is driven by working capital efficiencies and lower cash outflows for variable compensation, partially offset by a higher cash tax primarily driven by the impact of several countries enacting the global minimum tax regulations.
End Notes
(1)Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted EPS, Free Cash Flow, Free Cash Flow Conversion, and Net Leverage are non-GAAP financial measures. Please see discussion of non-GAAP financial measures and the reconciliations at the end of this press release for more information.
(2)Guidance for Organic Net Sales, Adjusted Gross Profit Margin, Constant Currency Adjusted Operating Income, Adjusted EPS, Free Cash Flow, and Free Cash Flow Conversion is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, the impact of currency, acquisitions and divestitures, divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, equity award compensation expense, nonmonetary currency devaluation, and debt prepayment and extinguishment (benefit)/costs, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures without unreasonable effort.
Earnings Discussion and Webcast Information
A pre-recorded management discussion of The Kraft Heinz Company's fourth quarter and full year 2024 earnings is available at ir.kraftheinzcompany.com. The Company will host a live question and answer session beginning today at 9:00 a.m. Eastern Standard Time. A webcast of the session will be accessible at ir.kraftheinzcompany.com.
ABOUT THE KRAFT HEINZ COMPANY
We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let’s Make Life Delicious. Consumers are at the center of everything we do. With 2024 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of eight consumer-driven product platforms. As global citizens, we’re dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn.

Forward-Looking Statements
This press release contains a number of forward-looking statements. Words such as “accelerate,” “anticipate,” “believe,” “build,” “commit,” “continue,” “expect,” “execute,” “invest,” “maintain,” “reflect,” “will,” “guidance,” and “outlook,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company's plans, impacts of accounting standards and guidance, growth, legal matters, taxes, costs and cost savings, impairments, dividends, expectations, investments, innovations, opportunities, capabilities, execution, initiatives, and pipeline. These forward-looking statements reflect management's current expectations and are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company's control.
Important factors that may affect the Company's business and operations and that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, operating in a highly competitive industry; the Company’s ability to correctly predict, identify, and interpret changes in consumer preferences and demand, to offer new products to meet those changes, and to respond to competitive innovation; changes in the retail landscape or the loss of key retail customers; changes in the Company's relationships with significant customers or suppliers, or in other business relationships; the Company’s ability to maintain, extend, and expand its reputation and brand image; the Company’s ability to leverage its brand value to compete against private label products; the Company’s ability to drive revenue growth in its key product categories or platforms, increase its market share, or add products that are in faster-growing and more profitable categories; product recalls or other product liability claims; climate change and legal or regulatory responses; the Company’s ability to identify, complete, or realize the benefits from strategic acquisitions, divestitures, alliances, joint ventures, or investments; the Company's ability to successfully execute its strategic initiatives; the impacts of the Company's international operations; the Company's ability to protect intellectual property rights; the Company’s ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes, and improve its competitiveness; the influence of the Company’s largest stockholder; the Company's level of indebtedness, as well as our ability to comply with covenants under our debt instruments; additional impairments of the carrying amounts of goodwill or other indefinite-lived intangible assets; foreign exchange rate fluctuations; volatility in commodity, energy, and other input costs; volatility in the market value of all or a portion of the commodity derivatives we use; compliance with laws and regulations and related legal claims or regulatory enforcement actions; failure to maintain an effective system of internal controls; a downgrade in the Company's credit rating; the impact of sales of the Company's common stock in the public market; the Company’s ability to continue to pay a regular dividend and the amounts of any such dividends; disruptions in the global economy caused by geopolitical conflicts, including the ongoing conflict between Russia and Ukraine; unanticipated business disruptions and natural events in the locations in which the Company or the Company's customers, suppliers, distributors, or regulators operate; economic and political conditions in the United States and various other nations where the Company does business (including inflationary pressures, instability in financial institutions, general economic slowdown, recession, or a potential U.S. federal government shutdown); changes in the Company’s management team or other key personnel and the Company’s ability to hire or retain key personnel or a highly skilled and diverse global workforce; our dependence on information technology and systems, including service interruptions, misappropriation of data, or breaches of security; increased pension, labor, and people-related expenses; changes in tax laws and interpretations and the final determination of tax audits, including transfer pricing matters, and any related litigation; volatility of capital markets and other macroeconomic factors; and other factors. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the Securities and Exchange Commission. The Company disclaims and does not undertake any obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

Non-GAAP Financial Measures
The non-GAAP financial measures provided in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
To supplement the financial information provided, the Company has presented Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income/(Loss), Adjusted EPS, Free Cash Flow, and Net Leverage which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net sales, net income/(loss), gross profit, diluted earnings per share (“EPS”), net cash provided by/(used for) operating activities, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.
Management uses these non-GAAP financial measures to assist in comparing the Company’s performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s underlying operations. The Company believes:
•Organic Net Sales, Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Operating Income, Constant Currency Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income/(Loss), and Adjusted EPS provide important comparability of underlying operating results, allowing investors and management to assess the Company’s operating performance on a consistent basis; and
•Free Cash Flow and Net Leverage provide a measure of the Company’s core operating performance, the cash-generating capabilities of the Company’s business operations, and are factors used in determining the Company’s borrowing capacity and the amount of cash available for debt repayments, dividends, acquisitions, share repurchases, and other corporate purposes.
Management believes that presenting the Company’s non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company’s business than could be obtained absent these disclosures.

Definitions
Organic Net Sales is defined as net sales excluding, when they occur, the impact of currency, acquisitions and divestitures, and a 53rd week of shipments. The Company calculates the impact of currency on net sales by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which the Company calculates the previous year's results using the current year's exchange rate.
Adjusted Operating Income is defined as operating income/(loss) excluding, when they occur, the impacts of restructuring activities, deal costs, unrealized gains/(losses) on commodity hedges (the unrealized gains and losses are recorded in general corporate expenses until realized; once realized, the gains and losses are recorded in the applicable segment’s operating results), impairment losses, and certain non-ordinary course legal and regulatory matters. The Company also presents Adjusted Operating Income on a constant currency basis (Constant Currency Adjusted Operating Income). The Company calculates the impact of currency on Adjusted Operating Income by holding exchange rates constant at the previous year's exchange rate, with the exception of highly inflationary subsidiaries, for which it calculates the previous year's results using the current year's exchange rate.
Adjusted Gross Profit, Adjusted Net Income/(Loss), and Adjusted EPS are defined as gross profit, net income/(loss), and diluted earnings per share, respectively, excluding, when they occur, the impacts of restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, losses/(gains) on the sale of a business, other losses/(gains) related to acquisitions and divestitures (e.g., tax and hedging impacts), nonmonetary currency devaluation (e.g., remeasurement gains and losses), debt prepayment and extinguishment (benefit)/costs, and certain significant discrete income tax items, and including when they occur, adjustments to reflect preferred stock dividend payments on an accrual basis. Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by net sales.
Net Leverage is defined as debt less cash, cash equivalents and short-term investments divided by Adjusted EBITDA. Adjusted EBITDA is defined as net income/(loss) from continuing operations before interest expense, other expense/(income), provision for/(benefit from) income taxes, and depreciation and amortization (excluding restructuring activities); in addition to these adjustments, the Company excludes, when they occur, the impacts of divestiture-related license income, restructuring activities, deal costs, unrealized losses/(gains) on commodity hedges, impairment losses, certain non-ordinary course legal and regulatory matters, and equity award compensation expense (excluding restructuring activities).
Free Cash Flow is defined as net cash provided by/(used for) operating activities less capital expenditures. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

			Schedule 1
The Kraft Heinz Company Consolidated Statements of Income (in millions, except per share data) (Unaudited)
	For the Three Months Ended		For the Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net sales	$6,576	$6,860	$25,846	$26,640
Cost of products sold	4,331	4,543	16,878	17,714
Gross profit	2,245	2,317	8,968	8,926
Selling, general and administrative expenses, excluding impairment losses	898	1,017	3,616	3,692
Goodwill impairment losses	77	—	1,638	510
Intangible asset impairment losses	1,310	—	2,031	152
Selling, general and administrative expenses	2,285	1,017	7,285	4,354
Operating income/(loss)	(40)	1,300	1,683	4,572
Interest expense	227	229	912	912
Other expense/(income)	(29)	121	(85)	27
Income/(loss) before income taxes	(238)	950	856	3,633
Provision for/(benefit from) income taxes	(2,370)	193	(1,890)	787
Net income/(loss)	2,132	757	2,746	2,846
Net income/(loss) attributable to noncontrolling interest	1	—	2	(9)
Net income/(loss) attributable to common shareholders	$2,131	$757	$2,744	$2,855

Basic shares outstanding	1,203	1,225	1,210	1,227
Diluted shares outstanding	1,207	1,232	1,215	1,235

Per share data applicable to common shareholders:
Basic earnings/(loss) per share	$1.77	$0.62	$2.27	$2.33
Diluted earnings/(loss) per share	1.76	0.61	2.26	2.31

					Schedule 2
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Three Months Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
December 28, 2024
North America	$4,968	$(12)	$—	$4,980
International Developed Markets	913	3	—	910
Emerging Markets(a)	695	(32)	—	727
Kraft Heinz	$6,576	$(41)	$—	$6,617

December 30, 2023
North America	$5,167	$—	$—	$5,167
International Developed Markets	948	—	—	948
Emerging Markets(a)	745	16	18	711
Kraft Heinz	$6,860	$16	$18	$6,826

Year-over-year growth rates
North America	(3.9)%	(0.3) pp	0.0 pp	(3.6)%	0.9 pp	(4.5) pp
International Developed Markets	(3.6)%	0.4 pp	0.0 pp	(4.0)%	0.0 pp	(4.0) pp
Emerging Markets(a)	(6.8)%	(6.5) pp	(2.5) pp	2.2%	4.2 pp	(2.0) pp
Kraft Heinz	(4.1)%	(0.8) pp	(0.2) pp	(3.1)%	1.0 pp	(4.1) pp
(a) Emerging Markets represents the aggregation of our WEEM and AEM operating segments.

					Schedule 3
The Kraft Heinz Company Reconciliation of Net Sales to Organic Net Sales For the Year Ended (dollars in millions) (Unaudited)
	Net Sales	Currency	Acquisitions and Divestitures	Organic Net Sales	Price	Volume/Mix
December 28, 2024
North America	$19,543	$(27)	$—	$19,570
International Developed Markets	3,535	13	—	3,522
Emerging Markets	2,768	(101)	12	2,857
Kraft Heinz	$25,846	$(115)	$12	$25,949

December 30, 2023
North America	$20,126	$—	$—	$20,126
International Developed Markets	3,623	—	—	3,623
Emerging Markets	2,891	77	67	2,747
Kraft Heinz	$26,640	$77	$67	$26,496

Year-over-year growth rates
North America	(2.9)%	(0.1) pp	0.0 pp	(2.8)%	1.4 pp	(4.2) pp
International Developed Markets	(2.4)%	0.4 pp	0.0 pp	(2.8)%	0.0 pp	(2.8) pp
Emerging Markets	(4.3)%	(6.2) pp	(2.1) pp	4.0%	3.5 pp	0.5 pp
Kraft Heinz	(3.0)%	(0.7) pp	(0.2) pp	(2.1)%	1.4 pp	(3.5) pp

	Schedule 4
The Kraft Heinz Company Reconciliation of Operating Income/(Loss) to Adjusted Operating Income (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Operating income/(loss)	(40)	1,300	1,683	4,572
Restructuring activities	27	35	27	60
Unrealized losses/(gains) on commodity hedges	11	54	(19)	1
Impairment losses	1,387	—	3,669	662
Certain non-ordinary course legal and regulatory matters	—	—	—	2
Adjusted Operating Income	$1,385	$1,389	$5,360	$5,297

Segment Adjusted Operating Income:
North America	$1,318	$1,349	$5,111	$5,050
International Developed Markets	140	146	537	522
Total Segment Adjusted Operating Income	1,458	1,495	5,648	5,572
Emerging Markets	89	90	321	376
General corporate expenses	(162)	(196)	(609)	(651)
Adjusted Operating Income	$1,385	$1,389	$5,360	$5,297

			Schedule 5
The Kraft Heinz Company Reconciliation of Adjusted Operating Income to Constant Currency Adjusted Operating Income For the Three Months Ended (dollars in millions) (Unaudited)
	Adjusted Operating Income	Currency	Constant Currency Adjusted Operating Income
December 28, 2024
North America	$1,318	$(2)	$1,320
International Developed Markets	140	2	138
Emerging Markets	89	(1)	90
General corporate expenses	(162)	1	(163)
Kraft Heinz	$1,385	$—	$1,385

December 30, 2023
North America	$1,349	$—	$1,349
International Developed Markets	146	—	146
Emerging Markets	90	3	87
General corporate expenses	(196)	—	(196)
Kraft Heinz	$1,389	$3	$1,386

Year-over-year growth rates
North America	(2.3)%	(0.2) pp	(2.1)%
International Developed Markets	(3.8)%	1.8 pp	(5.6)%
Emerging Markets	(0.8)%	(4.3) pp	3.5%
General corporate expenses	(17.2)%	(0.5) pp	(16.7)%
Kraft Heinz	(0.3)%	(0.2) pp	(0.1)%

			Schedule 6
The Kraft Heinz Company Reconciliation of Adjusted Operating Income to Constant Currency Adjusted Operating Income For the Year Ended (dollars in millions) (Unaudited)
	Adjusted Operating Income	Currency	Constant Currency Adjusted Operating Income
December 28, 2024
North America	$5,111	$(6)	$5,117
International Developed Markets	537	9	528
Emerging Markets	321	(10)	331
General corporate expenses	(609)	—	(609)
Kraft Heinz	$5,360	$(7)	$5,367

December 30, 2023
North America	$5,050	$—	$5,050
International Developed Markets	522	—	522
Emerging Markets	376	13	363
General corporate expenses	(651)	—	(651)
Kraft Heinz	$5,297	$13	$5,284

Year-over-year growth rates
North America	1.2%	(0.1) pp	1.3%
International Developed Markets	3.0%	1.8 pp	1.2%
Emerging Markets	(14.7)%	(6.1) pp	(8.6)%
General corporate expenses	(6.4)%	0.1 pp	(6.5)%
Kraft Heinz	1.2%	(0.4) pp	1.6%

										Schedule 7
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	December 28, 2024
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,245	$2,285	$(40)	$227	$(29)	$(238)	$(2,370)	$2,132	$1	$2,131	$1.76
Items Affecting Comparability
Restructuring activities	6	(21)	27	—	(1)	28	4	24	—	24	0.02
Unrealized losses/(gains) on commodity hedges	11	—	11	—	—	11	4	7	—	7	0.01
Impairment losses	—	(1,387)	1,387	—	—	1,387	304	1,083	—	1,083	0.90
Losses/(gains) on sale of business	—	—	—	—	(3)	3	—	3	—	3	—
Nonmonetary currency devaluation	—	—	—	—	(9)	9	—	9	—	9	0.01
Certain significant discrete income tax items	—	—	—	—	—	—	2,239	(2,239)	—	(2,239)	(1.86)
Adjusted Non-GAAP Results	$2,262		$1,385					$1,019			$0.84

										Schedule 8
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Three Months Ended
	December 30, 2023
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$2,317	$1,017	$1,300	$229	$121	$950	$193	$757	$—	$757	$0.61
Items Affecting Comparability
Restructuring activities	13	(22)	35	—	(163)	198	29	169	—	169	0.14
Unrealized losses/(gains) on commodity hedges	54	—	54	—	—	54	13	41	—	41	0.03
Losses/(gains) on sale of business	—	—	—	—	5	(5)	(1)	(4)	—	(4)	—
Nonmonetary currency devaluation	—	—	—	—	(1)	1	—	1	—	1	—
Adjusted Non-GAAP Results	$2,384		$1,389					$964			$0.78

										Schedule 9
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Year Ended
	December 28, 2024
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$8,968	$7,285	$1,683	$912	$(85)	$856	$(1,890)	$2,746	$2	$2,744	$2.26
Items Affecting Comparability
Restructuring activities	8	(19)	27	—	7	20	2	18	—	18	0.01
Unrealized losses/(gains) on commodity hedges	(19)	—	(19)	—	—	(19)	(4)	(15)	—	(15)	(0.01)
Impairment losses	—	(3,669)	3,669	—	—	3,669	533	3,136	—	3,136	2.58
Losses/(gains) on sale of business	—	—	—	—	(81)	81	21	60	—	60	0.05
Nonmonetary currency devaluation	—	—	—	—	(16)	16	—	16	—	16	0.01
Certain significant discrete income tax items	—	—	—	—	—	—	2,239	(2,239)	—	(2,239)	(1.84)
Adjusted Non-GAAP Results	$8,957		$5,360					$3,722			$3.06

										Schedule 10
The Kraft Heinz Company Reconciliation of GAAP Results to Non-GAAP Results (dollars in millions) (Unaudited)
	For the Year Ended
	December 30, 2023
	Gross profit	Selling, general and administrative expenses	Operating income/(loss)	Interest expense	Other expense/(income)	Income/(loss) before income taxes	Provision for/(benefit from) income taxes	Net income/(loss)	Net income/(loss) attributable to noncontrolling interest	Net income/(loss) attributable to common shareholders	Diluted EPS
GAAP Results	$8,926	$4,354	$4,572	$912	$27	$3,633	$787	$2,846	$(9)	$2,855	$2.31
Items Affecting Comparability
Restructuring activities	57	(3)	60	—	(165)	225	32	193	—	193	0.16
Unrealized losses/(gains) on commodity hedges	1	—	1	—	—	1	—	1	—	1	—
Impairment losses	—	(662)	662	—	—	662	36	626	6	620	0.50
Certain non-ordinary course legal and regulatory matters	—	(2)	2	—	—	2	—	2	—	2	—
Losses/(gains) on sale of business	—	—	—	—	4	(4)	(1)	(3)	—	(3)	—
Nonmonetary currency devaluation	—	—	—	—	(28)	28	—	28	—	28	0.02
Certain significant discrete income tax items	—	—	—	—	—	—	17	(17)	—	(17)	(0.01)
Adjusted Non-GAAP Results	$8,984		$5,297					$3,676			$2.98

	Schedule 11
The Kraft Heinz Company Adjusted Gross Profit Margin (dollars in millions) (Unaudited)
	For the Three Months Ended		For the Year Ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Adjusted Gross Profit	$2,262	$2,384	$8,957	$8,984
Net sales	6,576	$6,860	25,846	26,640

Adjusted Gross Profit Margin	34.4%	34.8%	34.7%	33.7%

	Schedule 12
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Three Months Ended
	December 28, 2024	December 30, 2023	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$0.90	$0.90	$—
Interest expense	(0.15)	(0.15)	—
Other expense/(income)	0.03	0.03	—
Effective tax rate	0.04	—	0.04
Effect of share repurchases	0.02	—	0.02
Adjusted EPS	$0.84	$0.78	$0.06
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.04 for the three months ended December 28, 2024 and December 30, 2023.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.01 for the three months ended December 28, 2024 and December 30, 2023.

	Schedule 13
The Kraft Heinz Company Key Drivers of Change in Adjusted EPS (Unaudited)
	For the Year Ended
	December 28, 2024	December 30, 2023	$ Change
Key drivers of change in Adjusted EPS:
Results of operations(a)(b)	$3.52	$3.48	$0.04
Interest expense	(0.60)	(0.60)	—
Other expense/(income)(c)	0.11	0.10	0.01
Effective tax rate	(0.01)	—	(0.01)
Effective of share repurchases	0.04	—	0.04
Adjusted EPS	$3.06	$2.98	$0.08
(a) Includes non-cash amortization of definite-lived intangible assets, which accounted for a negative impact to Adjusted EPS from results of operations of $0.17 for the year ended December 28, 2024 and $0.16 for the year ended December 30, 2023.
(b) Includes divestiture-related license income, which accounted for a benefit to Adjusted EPS from results of operations of $0.04 for the years ended December 28, 2024 and December 30, 2023.
(c) Includes non-cash amortization of prior service credits, which accounted for a benefit to Adjusted EPS from other expense/(income) of $0.01 for the years ended December 28, 2024 and December 30, 2023.

		Schedule 14
The Kraft Heinz Company Consolidated Balance Sheets (in millions, except per share data) (Unaudited)
	December 28, 2024	December 30, 2023
ASSETS
Cash and cash equivalents	$1,334	$1,400
Trade receivables, net	2,147	2,112
Inventories	3,376	3,614
Prepaid expenses	215	234
Other current assets	583	569
Total current assets	7,655	7,929
Property, plant and equipment, net	7,152	7,122
Goodwill	28,673	30,459
Intangible assets, net	40,099	42,448
Other non-current assets	4,708	2,381
TOTAL ASSETS	$88,287	$90,339
LIABILITIES AND EQUITY
Current portion of long-term debt	654	638
Accounts payable	4,188	4,627
Accrued marketing	697	733
Interest payable	263	258
Other current liabilities	1,451	1,781
Total current liabilities	7,253	8,037
Long-term debt	19,215	19,394
Deferred income taxes	9,679	10,201
Accrued postemployment costs	135	143
Long-term deferred income	1,374	1,424
Other non-current liabilities	1,306	1,418
TOTAL LIABILITIES	38,962	40,617
Redeemable noncontrolling interest	6	34
Equity:
Common stock, $0.01 par value	12	12
Additional paid-in capital	52,135	52,037
Retained earnings	2,171	1,367
Accumulated other comprehensive income/(losses)	(2,915)	(2,604)
Treasury stock, at cost	(2,218)	(1,286)
Total shareholders' equity	49,185	49,526
Noncontrolling interest	134	162
TOTAL EQUITY	49,319	49,688
TOTAL LIABILITIES AND EQUITY	$88,287	$90,339

	Schedule 15
The Kraft Heinz Company Consolidated Statements of Cash Flows (in millions) (Unaudited)
	For the Year Ended
	December 28, 2024	December 30, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)	$2,746	$2,846
Adjustments to reconcile net income/(loss) to operating cash flows:
Depreciation and amortization	948	961
Divestiture-related license income	(54)	(54)
Equity award compensation expense	109	141
Deferred income tax provision/(benefit)	(2,857)	17
Postemployment benefit plan asset transfers/(contributions)	161	(22)
Goodwill and intangible asset impairment losses	3,669	662
Nonmonetary currency devaluation	16	28
Loss/(gain) on sale of business	81	(4)
Other items, net	(46)	207
Changes in current assets and liabilities:
Trade receivables	(139)	18
Inventories	(6)	(106)
Accounts payable	(308)	(295)
Other current assets	(38)	139
Other current liabilities	(98)	(562)
Net cash provided by/(used for) operating activities	4,184	3,976
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,024)	(1,013)
Payments to acquire intangible assets	(140)	—
Settlement of net investment hedges	75	31
Proceeds from sale of business, net of cash disposed and working capital adjustments	8	—
Other investing activities, net	58	66
Net cash provided by/(used for) investing activities	(1,023)	(916)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(618)	(848)
Proceeds from issuance of long-term debt	594	657
Proceeds from issuance of commercial paper	—	150
Repayments of commercial paper	—	(150)
Repurchases of common stock	(988)	(455)
Dividends paid	(1,931)	(1,965)
Other financing activities, net	(65)	(67)
Net cash provided by/(used for) financing activities	(3,008)	(2,678)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(71)	(19)
Cash, cash equivalents, and restricted cash
Net increase/(decrease)	82	363
Balance at beginning of period	1,404	1,041
Balance at end of period	$1,486	$1,404

		Schedule 16
The Kraft Heinz Company Reconciliation of Net Cash Provided By/(Used for) Operating Activities to Free Cash Flow (in millions) (Unaudited)
	For the Year Ended
	December 28, 2024	December 30, 2023
Net cash provided by/(used for) operating activities	$4,184	$3,976
Capital expenditures	(1,024)	(1,013)
Free Cash Flow	$3,160	$2,963

Adjusted Net Income/(Loss)	$3,722	$3,676
Free Cash Flow Conversion	85%	81%

Schedule 17
The Kraft Heinz Company Reconciliation of Net Income/(Loss) to Adjusted EBITDA (dollars in millions) (Unaudited)
For the Twelve Months Ended
December 28, 2024
Net income/(loss)	$2,746
Interest expense	912
Other expense/(income)	(85)
Provision for/(benefit from) income taxes	(1,890)
Operating income/(loss)	1,683
Depreciation and amortization (excluding restructuring activities)	948
Divestiture-related license income	(54)
Restructuring activities	27
Unrealized losses/(gains) on commodity hedges	(19)
Impairment losses	3,669
Equity award compensation expense	109
Adjusted EBITDA	$6,363

Current portion of long-term debt	$654
Long-term debt	19,215
Less: Cash and cash equivalents	(1,334)
$18,535

Net Leverage	2.9